[LETTERHEAD OF RYDER SCOTT COMPANY, L.P.]

Exhibit 23.4

Consent of Ryder Scott Company, L.P.

We hereby consent to the incorporation by reference in this Registration Statement of Harken Energy Corporation (the “Company”) and to references to this firm of the Company’s estimated proved reserves in this Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

April 28, 2004